Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Dane Anderson, CFO/VP
July 21, 2004	763-493-6370 / www.mocon.com

MOCON Announces Record Sales and Increased Earnings

MINNEAPOLIS, MN, July 21, 2004 – MOCON, Inc. (Nasdaq:MOCO) today reported record sales and increased earnings for the quarter ending June 30, 2004.

Sales for the second quarter of 2004 were $6,123,000, an increase of 19 percent compared to $5,132,000 for 2003. Net income was $630,000, a 3 percent increase compared to $609,000 in the second quarter of 2003. Net income per share was 12 cents (diluted) in the second quarter of 2004, a 9 percent increase compared to 11 cents (diluted) for the same period in 2003. Six-month sales increased 17% to $11,876,000 compared to $10,161,000 for the first six months of 2003. Net income and net income per share were $966,000 and 18 cents (diluted), respectively, for the first half of 2004, compared to $1,216,000 and 22 cents (diluted) during the same period in 2003.

Sales for the second quarter represent a new record for the Company and were positively impacted by the $909,000 in net additional revenue related to the acquisition of Paul Lippke Handels- GmbH (Lippke). Operating income for the second quarter was negatively affected by the write-off of additional costs assigned to finished goods inventory under purchase accounting rules of $50,000, and ongoing amortization related to various other purchased intangibles of $44,000. Bookings for the second quarter of 2004 were $6,520,000, which includes $901,000 in net additional bookings related to Lippke.

“We are pleased to report record revenue in the second quarter of 2004, and appreciate the efforts of our employees, which helped make this record revenue and increase in earnings possible,” commented Robert L. Demorest, MOCON President and CEO. Mr. Demorest continued, “The acquisition of Lippke has had a positive impact on second quarter revenue and operating income, and we expect Lippke to have a positive impact on both revenues and operating income for the year as a whole.”

We continue to maintain a strong balance sheet, with cash and current and non-current marketable securities totaling $6,349,000, and no long-term debt. Total cash and marketable securities decreased $443,000 during the quarter after payment of a second quarter dividend totaling $352,000 and repurchase of common stock under the company’s stock repurchase program totaling approximately $900,000.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding Lippke being expected to have a positive impact on both revenues and operating income for the year as a whole, and can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Stock Market under the symbol MOCO.
MOCON is a registered trademark of MOCON, Inc.

MOCON, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA:   (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales
Products	$5,605	$4,638	$10,896	$9,230
Consulting Services	518	494	980	931

Total Sales	6,123	5,132	11,876	10,161
Cost of Sales
Products	2,524	2,009	5,072	4,064
Consulting Services	261	233	481	449

Total Cost of Sales	2,785	2,242	5,553	4,513

Gross Profit	3,338	2,890	6,323	5,648

Research and Development Expense	368	345	710	691
Selling and Administrative Expense	2,071	1,641	4,228	3,152

Operating Income	899	904	1,385	1,805
Other Income	52	33	73	65

Income Before Income Taxes	951	937	1,458	1,870
Income Taxes	321	328	492	654

Net Income	$630	$609	$966	$1,216

Net Income Per Common Share:
Basic	$0.12	$0.11	$0.18	$0.22
Diluted	$0.12	$0.11	$0.18	$0.22
Weighted Average Shares:
Basic	5,372	5,396	5,390	5,426
Diluted	5,475	5,463	5,501	5,497

BALANCE SHEET DATA:   (unaudited)

	June 30, 2004	December 31, 2003
Assets:
Cash and Marketable Securities	$5,979	$5,942
Accounts Receivable, Net	3,665	3,594
Inventories	3,922	3,762
Other Current Assets	515	669

Total Current Assets	14,081	13,967
Marketable Securities, Noncurrent	370	850
Fixed Assets, Net	2,145	2,099
Other Assets, Net	3,880	3,062

Total Assets	$20,476	$19,978

Liabilities and Stockholders’ Equity:
Total Current Liabilities	$3,588	$3,065
Total Long-Term Liabilities	741	198
Stockholders’ Equity	16,147	16,715

Total Liabilities and Stockholders’ Equity	$20,476	$19,978